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                                                                     EXHIBIT (j)

                         CONSENT OF INDEPENDENT AUDITORS




         The Board of Trustees
         ABN AMRO Funds (formerly Independence One Funds):


         We consent to the use of our report dated May 31, 2002, relating to the financial statements of ABN AMRO Equity Plus Fund (formerly Independence One Equity Plus Fund), ABN AMRO Select Small Cap Fund (formerly Independence One Small Cap Fund) and ABN AMRO Investment Grade Bond Fund (formerly Independence One Fixed Income Fund and Independence One U.S. Government Securities Fund), which is included in this Form N-1A and to the references to our firm under the caption "Financial Highlights" in the Prospectus.


                                                        KPMG LLP



         Boston, Massachusetts
         June 17, 2002